Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Nephros, Inc. on Form S-8 (Registration Statement No. 333-127264) of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated March 31, 2008, relating to the consolidated balance sheet of Nephros, Inc. as of December 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended.

/s/ROTHSTEIN, KASS & COMPANY, P.C.

Roseland, New Jersey
March 31, 2008